Wachovia Corporation
Finance/Treasury
NC0207
One Wachovia Center
301 South College Street
Charlotte. NC 28288-0207
WACHOVIA
Management Assertion
As of and for the year ended December 31, 2006, the Retail Credit Operations Division
of Wachovia Bank, National Association (the Bank) has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of
America's (MBA's) Uniform Single Attestation Program for Mortgage Bankers (USAP),
relating to its servicing of prime equity lines (home equity lines of credit), pursuant to the respective Sales and Servicing Agreements for the Summitt Prime Equity Lines Trust
2002 and the Wachovia Asset Securitization Inc. (WASI) Trust 2002 HE-1, 2002 HE-2,
2003 HE-1, 2003 HE-2, 2003 HE-3, 2004 HE-1, 2004 HEMM-1, 2004 HEMM-2, and
2005 HEMM-l (collectively the Trusts), except for minimum servicing standards I.2, I.4,
III.3, III.4, III.6, V.3, and V.4, which are inapplicable to the servicing for the Trusts.
As of and for this same period, the Bank had in effect a fidelity bond policy in the amount of $200 million and an errors and omissions policy in the amount of $25 million.

/s/ John Gordon
3/20/07
Structured Treasury Activities Date
John Gordon

/s/ Walter Davis
3/22/07
Retail Credit Operations Date
Walter Davis